Exhibit 10.2

February 19, 2026

James Quincey

Dear James,

On behalf of the entire Board of Directors, we thank you for your outstanding service as Chief Executive Officer. Under your leadership, the Company successfully transformed into a total beverage enterprise, guided by a relentless focus on staying closely connected to consumers. You established and executed a strategy that strengthened Coca-Cola’s position as a global leader. We are grateful that the Board and management will continue to benefit from your deep business knowledge and your strong relationships with bottling partners around the world.

Effective March 31, 2026, when you continue as Executive Chairman of the Board, you will remain an employee of The Coca-Cola Company. Your base salary will be $1,200,000. You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive will remain 200% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time. You will continue to be eligible for the Long-Term Incentive program. Future long-term incentive awards, if any, will be solely at the discretion of the Talent and Compensation Committee of the Board of Directors.

You are expected to continue to meet your current share ownership guideline of eight times your base pay. In addition, you will continue to be able to utilize the Company owned aircraft for business and reasonable personal use. Any personal use of the aircraft by you or your immediate family members will result in imputed taxable income. There will be no tax gross-ups for you or your immediate family regarding personal aircraft use.

James, we are pleased that you will continue to serve as Executive Chairman. We extend our sincere thanks for your many contributions and look forward to the Company’s continued success.

Sincerely,

/s/ David B. Weinberg	/s/ Carolyn Everson

David B. Weinberg Lead Independent Director	Carolyn Everson Chairman of the Talent & Compensation Committee

I, James Quincey, accept this offer

Signature: /s/ James Quincey

Date: February 19, 2026